                                                                   EXHIBIT 23(b)



INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 033-58877 of The Reynolds and Reynolds Company on Form S-3 of our report dated November 14, 1994, which includes an explanatory paragraph concerning a change in the method of accounting for post-retirement benefits other than pensions in 1993 and a change in the method of accounting for income taxes in 1992, appearing in the Annual Report on Form 10-K of The Reynolds and Reynolds Company for the year ended September 30, 1994, and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.


DELOITTE & TOUCHE LLP
Dayton, Ohio
May 11, 1995





                                                                             11